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                                                                    EXHIBIT 9(a)

                               GOODWIN PROCTER LLP
                               Counsellors at Law
                                 Exchange Place
                                Boston, MA 02109


September 24, 2003



Janus Adviser
100 Fillmore Street
Denver, CO  80206-4928

Ladies and Gentlemen:

         As counsel to Janus Adviser, an unincorporated association of the type commonly referred to as a Delaware statutory trust (the "Trust"), we have been asked to render our opinion with respect to the issuance of an indefinite number of shares of beneficial interest, $.001 par value (the "Shares"), representing interests in U.S. Value Fund and International Equity Fund, each a portfolio series of the Trust, as more fully described in the prospectus and statement of additional information contained in Pre-Effective Amendment No. 1 to the Trust's Registration Statement on Form N-1A (SEC File No. 811-21371) (the "Registration Statement").

         We have examined such records, documents and other instruments and have made such other examinations and inquiries as we have deemed necessary to enable us to express the opinion set forth below.

         Based upon the foregoing, we are of the opinion that the Shares, when issued and sold in accordance with the terms of the prospectus and statement of additional information relating to the Shares in effect at the time of such issuance and sale, will be validly issued, fully paid and non-assessable by the Trust.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                     Very truly yours,

                                                     /s/ GOODWIN PROCTER LLP

                                                     GOODWIN PROCTER LLP